EMERITUS/BLACKSTONE JOINT VENTURE APPOINTED “STALKING HORSE” BIDDER IN SUNWEST BANKRUPTCY AUCTION

U.S. DISTRICT COURT APPROVES SUNWEST PURCHASE AND SALE AGREEMENT

SEATTLE, WA,  March 30, 2010 -- Emeritus Corporation (NYSE: ESC), a national provider of assisted living and Alzheimer’s care services to seniors, today announced that U.S. District Court Judge Michael Hogan has approved an agreement to sell 149 senior housing facilities to the previously announced joint venture between Emeritus, Blackstone Real Estate Advisors VI, L.P. (“Blackstone”), and Columbia Pacific Advisors, LLC, an entity affiliated with Emeritus’ Chairman and Co-CEO, formed specifically to acquire Sunwest assets (the “Joint Venture”).

The purchase and sale agreement still remains subject to final bankruptcy court approvals and finalization of loan modifications with secured creditors.  The Joint Venture is now the lead or “Stalking Horse” bidder.  The bankruptcy court process includes an open bidding period and process that will allow other qualified parties to bid on the portfolio in a predetermined format with an auction date currently set for May 17, 2010 with subsequent confirmation of the plan anticipated by June 2010.  The Joint Venture, as lead bidder, will have overbid protection and receive break-up fees if another bidder wins the sale.

The transaction includes up to 149 communities with a total estimated purchase price of approximately $1.3 billion.  The purchase and sale agreement was amended prior to approval by Judge Hogan to allow the existing Sunwest investors the option of rolling over their ownership interests into the Joint Venture in the aggregate amount of up to 49% of the Joint Venture’s total equity.   Blackstone will contribute approximately 80% of the remaining equity requirement with the balance split evenly between Columbia Pacific and Emeritus.  Since existing Sunwest investors have a greater opportunity to participate in the Joint Venture, Emeritus anticipates that its initial contribution may be less than the initial estimate of $26 million.

As previously disclosed, Emeritus will enter into agreements with the Joint Venture to manage the portfolio of communities for a fee equal to 5% of collected gross revenues.  In addition, the Joint Venture agreement allows Emeritus a right of first opportunity to purchase the communities or the Joint Venture interests at fair value, and includes a profit sharing provision for Emeritus if the Joint Venture’s internal rate of return exceeds established thresholds.

ABOUT THE COMPANY

Emeritus Corporation is a national provider of assisted living and Alzheimer’s and related dementia care services to seniors.  Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States.  These communities provide a residential housing alternative for senior citizens who need assistance with the activities of daily living, with an emphasis on personal care services, which provides support to the residents in the aging process.  Emeritus currently operates 316 communities in 36 states representing capacity for approximately 27,500 units and approximately 32,800 residents.

Our common stock is traded on the New York Stock Exchange under the symbol ESC, and our home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of refinancings; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations, and uncertainties related to professional liability and workers’ compensation claims.  We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009.